UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 22, 2008

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]      Written  communications  pursuant to Rule 425 under the  Securities Act  (17 CFR 230.425)

[  ]      Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of Altair Nanotechnoglogies Inc. (the “Company”) expanded the size of the entire Board of Directors from six directors to seven directors and appointed Terry Copeland, its Chief Executive Officer, as a director on August 22, 2008.  Dr. Copeland, age 56, has been the Chief Executive Officer of the Company since June 2008, President of the Company since late February 2008 and was the Company’s Vice President of Operations for the Power and Energy Group from November 2007 through February 2008.

Prior to joining the Company, Dr. Copeland worked as a general manufacturing and technical consultant from 2004 through the end of 2007.  From 2000 through 2003, Dr. Copeland was the Vice President of Product Development at Millennium Cell, Inc., a development stage company working with alternative fuels.  From 1992 through 2000, Dr. Copeland worked for Duracell, a leading consumer battery company, where he held positions as Director of Product Development (1998-2000), Plant Manager (1995-1998) and Director of Engineering (1992-1995). Dr. Copeland also worked for E.I.Dupont De Nemours & Co., Inc. from 1978 to 1992, where his positions included Research Engineer, Technical Manager and Manufacturing Manager.  Dr. Copeland earned a BChE in Chemical Engineering from the University of Delaware and a Ph.D. in Chemical Engineering from Massachusetts Institute of Technology.

Dr. Copeland’s employment agreement with the Company is summarized in, and attached as an Exhibit to, the Current Report on Form 8-K filed by the Company with the SEC on July 1, 2008, which summary is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: August 27, 2008	By /s/ John Fallini
John Fallini
Chief Financial Officer